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     The following is a transcript of a conference call held by H. J. Heinz Company at Sanford C. Bernstein & Co.’s Strategic Decisions Conference on June 1, 2006:

FINAL TRANSCRIPT
Jun. 01. 2006 / 3:00PM ET, HNZ - H.J. Heinz Company at Sanford C. Bernstein & Co. Strategic Decisions Conference

C O R P O R A T E   P A R T I C I P A N T S

Bill Johnson
HJ Heinz Company - Chairman, President, CEO

Art Winkleblack
HJ Heinz Company - CFO

Dave Moran
HJ Heinz Company - EVP, President, CEO - Heinz North America

Scott O'Hara
HJ Heinz Company - EVP, President, CEO - Heinz Europe

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Alexia Howard
Sanford C. Bernstein & Co. - Moderator

P R E S E N T A T I O N

Alexia Howard - Sanford C. Bernstein & Co. - Moderator

Good afternoon, everyone. I am Alexia Howard, and I will be launching coverage of the U.S. food sector in a little while, later this summer. I am very delighted to be able to welcome Bill Johnson here this afternoon to talk about the outlook for the Heinz Company. As I am sure you are all aware, it's an incredibly timely presentation, with the year-end earnings call this morning, at which Mr. Johnson unveiled his plans for superior value and growth and exactly what that is going to entail over the next couple of years.

On the call this morning there was a lot of transparency around how far the Company has come and what the plan is for improvements in trade spending, productivity improvement, working capital management, growth in emerging markets and so on. And so I'm going to hand over to Bill to tell us a little bit more about how that is going to evolve over the next couple of years. Bill?

Bill Johnson - HJ Heinz Company - Chairman, President, CEO

Good afternoon, ladies and gentlemen. I appreciate this opportunity to share with you Heinz's detailed plans for superior value and growth in fiscal years 2007 and 2008. I hope you will agree that the plans, which are incremental to which we have discussed previously, are sound, and the targets, while aggressive, are realistic.

The three-part plan focuses on value and growth fueled by further cost reduction and, importantly, innovation. It includes a higher dividend payout tied to the improved earnings we expect, and a continuation of our robust share buyback program funded by our consistent cash flow.

Before we get started, I want to have a very frank discussion about our historical performance. Whenever the reasons, it's fair to say that prior to 2002, we simply did not put enough points on the board. I take full responsibility for this; no excuses.

I learned a great deal from this experience and, since 2002, have focused my efforts on repositioning Heinz around its core strengths and values while building a cohesive, talented, and engaged team which has since led this Company through a transformative and productive four years.

During this period, we have successfully executed against a clear strategy while completing an extensive and broad renovation of the Company. We are now a much leaner, more focused business with some of the world's best brands. In a nutshell, we have sharply focused the portfolio, grown the topline. And most importantly, we have built a winning team. We have put ourselves in fighting shape to deliver sustainable, high-quality earnings growth, as well as preparing for any external transformative opportunities that may emerge.

These four years have seen us go from six categories to three, from 15 unrelated brands to 10 brands driving 60% our sales. We've narrowed our focus against 11 markets from over 20, and we have simplified the organization while eliminating bureaucracy through a substantial cutback in senior-level executives, a reduction of 13,000 employees and the elimination of a North American, European, and Pacific headquarters.

At the same time, we have refocused world headquarters against control, compliance, and strategy, putting the accountability for the day-to-day business in the capable hands of our people on the ground. We have reduced SKUs from 35,000 to 16,500. And we have reduced the number of factories from 101 to 91, inclusive of the impact of acquisitions.

All the while, we increased operating free cash flow versus the previous four years by more than 2.5 times, achieving the highest cumulative four-year cash flow in the Corporation's history.

And finally, we also acquired several great brands to strengthen our core. Classico and TGI Friday's have both grown sales at double-digit rates over the last three years, and we have grown Truesoups by over 20%. We expect equally positive results from HP and Lea & Perrins.

The strong progress we have made in the most recent four years is clear. Fiscal '06 represents the culmination of this effort. We have completed our program of divestitures, as we said we would, while delivering solid fiscal '06 organic sales, profit, and cash flow results. We have aggressively addressed the issues in Europe, where a complex and unwieldy business contributed to years of underperformance. We have significantly upgraded the talent, put the processes in place to attract trade spend, and greatly improved the portfolio, with over 95% of our sales in Europe now in our three core categories.

With all of this now behind us, today's Heinz is structurally the Company I envisioned four years ago today -- or four years ago. We are focused on three value added categories that generate more than 90% of sales and 95% of our economic profit -- ketchup and sauces, which leverages clear competitive advantages and our heritage; meals and snacks, which has a portfolio of well-positioned leading and growing brands, including Ore-Ida, Smart Ones, Heinz, Weight Watchers from Heinz, and Watties; and infant food, a high-margin business with leadership positions in every market in which we compete, and two great brands in Plasmon and Heinz.

Our six core developed markets account for almost one-half of the $1.5 trillion global packaged foods business. They generate 85% of our sales and over 95% of our economic profit. Our five emerging markets account for over 40% of the world's population, and have rapidly growing middle classes.

Let me be clear. Heinz is committed to these markets and these brands. They have a mix of scale, leading share positions, strong profitability, unique attributes and favorable demographic trends. To make all of this work requires leadership and unity of focus.

During the four years we have made some of the most important people changes in this Company's history. We have built an engaged, accountable, and passionate team of A players across this entire Company, some promoted from within, and some recruited from other top-tier packaged goods companies. These are highly capable, results-oriented people I trust and depend on. That is why we will succeed. This is not about me. It's about us.

I have strong, talented partners in Dave Moran, Scott O'Hara and Art Winkleblack, who are here with me today; Jeff Berger, Mike Milone, and Chris Warmoth, among others. Dave's extraordinary results are proof of his ability to run a lean, efficient growth business. Scott O'Hara is a person steeped in aggressive cost reduction, and is a European veteran with a strong track record of results. He is experienced in driving out costs, as he did at Gillette, and he will do the same for Heinz. Art is a CFO of great integrity and insight, and a trusted adviser who has become a key business partner.

We have built an increasingly strong bench over the last four to five years, I look forward to this team challenging, debating, collaborating, and pushing me to drive this Company to a new level of performance.

As part of our ongoing development process, Dave Moran will assume responsibility for a combined North American consumer products and foodservice business by the beginning of fiscal year 2008. Dave and Jeff Berger, the CEO of Heinz Foodservice, are working together to leverage the opportunities across these two businesses, which represent almost 50% of our global sales. Jeff, who has led the dynamic growth of our U.S. foodservice business for two decades, will become Chairman of Heinz Global Foodservice, working with me to explore further business opportunities while providing his invaluable customer insights and customer relationships for the next several years.

Now I want to turn our attention to our plans for fiscal 2007 and 2008, starting with the review of the three-part strategy for sustainable growth that builds incrementally on the last four years, and which we are currently executing against -- reduce cost to improve margins, grow the core portfolio, and generate and use cash to drive shareholder value.

Over the course of the past 18 months, the Heinz Board and management have worked together to craft plans for further aggressive cost-cutting, plant closings, and headcount rationalization as well as investments in advertising, innovation, and more effective trade spending. We've also collaborated on plans for capital allocation, dividends, and share repurchases that are responsibly aligned with earnings and cash flow. Let's go through each one of our key operational initiatives in a little more detail.

First we will continue to reduce costs, focusing on SG&A, trade spending and the supply chain. We're committing to an additional $60 million in SG&A savings in fiscal '07, with 30 million sourced from headcount and salaries, a 10% decrease from this year; 20 million sourced from a reduction in professional fees as a result of our expanded indirect procurement programs, and the remaining 10 million sourced from optimization of our U.S. distribution network. We will go after an additional 30 million in SG&A in fiscal 2008.

Moving from SG&A to D&A, over the past four years, we have reduced total Heinz trade spending by 170 basis points across the corporation. A roadmap for optimizing trade spend was developed and successfully executed in U.S. consumer products, where deal spending has been reduced from 21.2% of gross sales to 16.9% of gross sales in our latest fiscal year. This is well below the industry average for our food peer group of 18%, and has been characterized as best in class in the food group Cannondale Associates. This roadmap is now being used by all of our businesses following a very successful global trade spend optimization summit at the beginning of this calendar year.

Planning for the European launch of this initiative began during the fall of 2005, with implementation plans finalized during the winter. We're confident that these moves, coupled with the implementation of systems, processes, and tools that have been proven effective in the highly competitive U.S. marketplace, will be sufficient to achieve our ambitious objective of a further 90 basis point reduction in worldwide trade spend in fiscal '07 and an additional 50 basis point reduction in fiscal '08. That would mean a reduction worldwide almost $150 million over the next two years on top of the $146 million reduction we have achieved over the past four years.

The supply chain also continues to be an area of intense focus. Further integration of our $6 billion global supply chain is underway to achieve even greater efficiency and effectiveness, with the focus on global procurement, continuous improvement, and plant rationalization.

Our global procurement group was recently rated as among best in class in strategic procurement and supply relationship management by an independent IBM benchmarking study. However, their analysis highlighted an opportunity in the area of indirect spend, particularly outside the supply chain. We're pursuing this vigorously with their assistance.

Overall, we expect $120 million in procurement savings in fiscal 2007 for improved global sourcing and best practice sharing across each of our 14 global purchasing teams. The supply chain will also benefit from further expansion of the continuous improvement initiatives and waste reduction, or what the Japanese refer to as MUDA, roadmap, successfully piloted in the United States. In fiscal 2007 alone we expect to nearly double the savings from these initiatives to more than $30 million, while increasing the number of Six Sigma black and green belts to more than 700 across the Corporation. This process, which began with the recruitment of several experienced Six Sigma supply chain leaders from General Electric more than three years ago has gained significant action across the Company and our supply chain.

Finally, we plan to further rationalize our manufacturing footprint with an additional 15 plants to be exited in fiscal 2007. It is important to note that we expect to exit these factories with all costs absorbed in the fiscal 2007 plan. We're evaluating plans to eliminate five more plants in fiscal 2008 which would take the number of operating facilities in the Company from 91 to 71. This, combined with pricing and mix and other productivity initiatives, will help us deliver our planned 130-basis point improvement in gross margins in fiscal 2007.

In total, we expect productivity savings of approximately $355 million over the next two years. While these numbers are aggressive, they are based on thorough analysis and a detailed review of the various initiatives from our Board of Directors. Importantly, they are being implemented with the long-term health of this Corporation in mind.

The second leg of our value plan is to grow the portfolio. We exit fiscal 2006 with good momentum, and we expect a fast start to fiscal 2007 behind the simple proposition of growing what we own. We have well over 100 new product initiatives in the pipeline globally, including Fridge Fit ketchup; Ore-Ida Easy BreakFast Potatoes; new varieties of Classico sauce, including new organic varieties; and new Smart Ones entrees and desserts in the United States. The launch of TGIF snacks and Smart Ones in Canada, Mean Beanz and international soups in Australia, new recipe meals for toddlers, multigrain pastas and HP sauce, and the popular upside-down bottle in the UK. Our new Beans on Toast for the British and

New Zealand market is an exciting initiative that has generated substantial enthusiasm and PR activity well beyond what we could have bought ourselves. This will play very well along health and wellness lines.

As a trusted food company for 137 years, Heinz has a contract with consumers to help them live healthier lives while still recognizing the need to enjoy great-tasting products. We now offer a wide range of foods catering to the health and wellness trend including products that are organic, have reduced sodium and sugar, and provide enhanced functional benefits. These include Heinz organic and no-sugar ketchup, the entire Smart Ones range, our Classico -- all-natural Classico range, Heinz spaghetti sauce with calcium and Omega-3 in Australia, and low-sodium beans and soups and healthier multigrain pasta in the UK.

Plasmon will in particular benefit from this trend in fiscal 2007 with the launch of a new line of health- and wellness-related infant foods, including yogurts and cheeses designed to help baby digestion, hypoallergenic infant formulas, and several products to promote brain and muscle growth.

Plasmon is a great business, and is our fourth-largest brand and among our top three in margins. It is the leading infant food brand in Italy in biscuits and jarred products, and as you can see, is back on a growth path under a talented new management team. Plasmon is also the heart of our infant foods category, which produces 15% of our economic profit, and where we are market leaders everywhere we compete.

Heinz's innovation focus will benefit from our continued double-digit increase in R&D spend over the next two years, and from a $50 million or almost 19% increase in consumer spend in fiscal 2007, fueled by the productivity savings we just discussed. These funds will be spent selectively with 75% directed against our leading brands.

This increased R&D and marketing support will help build growth across our key businesses while sustaining our momentum in the U.S., Canada, India, Poland, Indonesia, and the Pacific. We will continue to pay particular attention to the key U.S. ketchup market, where we have over the past three years grown Heinz ketchup sales at a compounded rate of 7% while growing our market share by 10 points over the last 10 years versus a decline in the previous 10 years.

We will also extend our retail marketing and innovation capabilities to food service. In recognition of his outstanding success with Ore-Ida and Smart Ones, we have recently included appointed Mike Hsu as President and Chief Operating Officer of our U.S. foodservice business. We expect Mike to apply his considerable analytic capabilities and marketing skills to the mutual benefit of our restaurant customers and Heinz.

Researching incontrovertibly shows that Heinz ketchup adds to the overall eating experience of restaurant patrons, and is by far the preferred ketchup. It is also the preferred dipping sauce for children, not only on fries but on chicken nuggets. We have been successfully growing our European food service business behind the launch of Heinz dip pots in 2000. We now sell more than 100 million dip pots annually to Burger King, McDonald's, and Wimpy's to name just a few.

In the US we're working on reducing the cost differential between packets and dip cups. We have agreed to multilocation tests with one large national account early this summer, and are currently developing plans with several others.

Meanwhile, we're growing with a number of foodservice customers. I continue to pay personal and particular attention to developing our relationship with McDonald's, and we have made good progress. We now sell Heinz ketchup and sauces to McDonald's in Canada, the UK, Spain, Portugal, Australia. And just recently we're started shipping Heinz ketchup and sauces in Russia to McDonald's, the world's second-largest ketchup market. We look forward to growing our partnership with them during the coming years.

Finally, a comment on the five emerging markets where we expect to grow sales by more than 10% organically in fiscal year 2007. They will collectively represent approximately one-quarter of our total sales growth in fiscal 2007, and continue to generate positive economic profit and significant future upside. Chris Warmoth has been appointed to lead our emerging markets growth. In his previous role at Heinz, he oversaw the Company's venture into Russia, and helped drive substantial double-digit sales growth in Poland while increasing our overall operating margins to 15.5% from 8.2% four years ago.

The third leg of our plan is built on leveraging our proven ability to drive cash flow to deliver superior value. Cash flow will benefit from further improvements in working capital, continued discipline in capital spend, and an optimized dividend payout policy. Between fiscal 2002 and fiscal 2006, we have improved our cash conversion cycle by 36 days. In fiscal 2007 and 2008, we're targeting further improvements of two to three days per year in our cash conversion cycle.

Capital spending will remain within the range of 2.5 to 3% of sales. We have successfully maintained this during the past three years. Moreover, we're committed to pursuing only highly strategic and transformative acquisitions like Lea and Perrins and HP, and we're focused strictly on our core categories and our core geographies. Along these lines, we will not pursue subscale acquisitions.

The Board and management have worked on striking the right balance for our capital structure, and I want to be clear that we're committed to an investment-grade rating. The Board yesterday approved an increase of $0.20 per share in the our annual dividend, effective with our July payment, which will increase our payout to approximately 60% of projected fiscal 2007 earnings per share.

Long-term, we expect to deliver annual dividend increases consistent with our growth in earnings per share, while maintaining an approximately 58 to 60% payout ratio. The board has also authorized the repurchase of $1 billion of additional Heinz shares over the next two fiscal years on top of the more than $1 billion we spent repurchasing shares in fiscal years 2005 and 2006.

Let's be clear on the commitments the Board, the Company and the team are making. Financially, in fiscal '07, we will target net sales growth of 3 to 4%, operating income growth of approximately 8%, EPS growth of 10% or better off of our pro forma base of $2.13, and operating cash flow of $800 million or better. We will also returned nearly $2 billion to our shareholders in the form of share repurchases and dividends over the next two years, as we have over the past two years.

Underwriting these projections are the numerous operational improvements I detailed earlier. Specifically, our plan includes a reduction in deals and allowance spending of $95 million on a rate basis in fiscal 2007, with an additional $50 million targeted for fiscal 2008. We will exit 15 plants by the end of fiscal 2007, with an additional five targeted in fiscal 2008. We will reduce headcount by an additional 2700 employees and we will increase our marketing spend by approximately $50 million in fiscal '07.

Now I would like to make a few comments about the Heinz Board of Directors, which is one of the most talented, engaged, diverse and independent in the S&P 500. In fact, two of our Board members spoke at this very conference in separate sessions this morning.

The changes we have made in our Board have not gone unnoticed. ISS rates us the best in the S&P food, beverage, and tobacco group -- number one -- and it rates us among the top ten companies in the entire S&P 500.

Corporate governance does matter. We have a solid and realistic plan. The Board and Management have worked hard to improve this Company. We simply do not want to incur as a Company, as a Board or as a management team any unnecessary risk to our shareholders and our business at such a key inflection point in our history.

We're completely focused on driving superior shareholder value and growth. The talent and the energy levels are the highest I have witnessed in my 24-year Heinz tenure.

Our people are engaged. They are talented. And my role is to challenge, encourage, coach, and lead them -- and get out of the way when appropriate -- as they deliver the best results possible.

Thank you very much, and now my team and I look forward to taking your questions.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,

  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on June 9, 2006.